99 CENTS ONLY STORES(R) REPORTS THIRD QUARTER 2004 RETAIL SALES OF $229.1 MILLION, UP 14.2% FROM THE THIRD QUARTER OF 2003. SAME-STORE-SALES FOR THE THIRD QUARTER 2004 WERE UP 0.5%.

     CITY OF COMMERCE, CA - October 6, 2004 -- 99 Cents Only Stores(R) (NYSE:NDN) reports total sales of $239.0 million for the third quarter ended September 30, 2004. This represents an increase of 13.0% over sales of $211.5 million for the third quarter of 2003.
     Third quarter retail sales for 99 Cents Only Stores were $229.1 million, up 14.2% from sales of $200.6 million for 2003. Sales increases in the food and beverage categories accounted for approximately two thirds of the retail sales dollar growth.
     Same-store-sales for 99 Cents Only Stores increased 0.5% for the third quarter of 2004. The number of comparable store sales transactions accounted for the increase in the third quarter 2004 same-store-sales.
     Total sales for the nine months ended September 30, 2004 were $706.3 million, up 14.9% over last year. Total retail sales for the first nine months of 2004 were $674.8 million, up 16.3% over 2003. Same-store-sales for the nine months ending September 30, 2004 were down 0.6%.
     Eric Schiffer, President, said, "While Texas stores to date, overall, have not achieved performance close to those of the Company's California stores, we believe that over the long term, as word of mouth grows, the performance of the Texas stores will improve.
     A flexible, less than 99 Cents pricing strategy for a very limited number of high profile SKU's was introduced in June in our Texas stores. We believe this flexible pricing strategy, when fully implemented should help the Company to better promote sales specials and consistently offer key commodity items that, over time, will help drive more traffic to our Texas stores. Since August, our Texas stores have carried milk on an everyday basis.
     An experienced Texas based merchandise buyer was hired to help improve product mix and brands to better reflect the Texas consumer's tastes and preferences. The Company has also leased a portion of the Texas warehouse, which will help to offset warehouse fixed overhead.
     We have expanded our fresh perishable food product offerings this year and believe over the long term that this will help increase traffic and transactions in all of the Company's markets."
     During the third quarter of 2004, 99 Cents Only Stores(R) opened nine stores including three in California, one in Nevada and four in Dallas and one in Houston, Texas. 30 stores were opened in the first nine months of 2004. Gross retail square footage and saleable square footage at the end of the quarter was
4.77 million and 3.74 million. The Company ended the third quarter of 2004 with 217 stores, with 33 in Texas, compared to 174 stores, with 10 in Texas, at the end of the third quarter of 2003.
     Bargain Wholesale sales for the third quarter were $9.9 million compared to $11.0 million in 2003. Bargain Wholesale sales represented 4.1% of third quarter total sales. Year to date wholesale sales were $31.5 million versus $34.7 million in 2003.
     Eric Schiffer, President, said, "The Company plans to push back the opening of some of the stores previously scheduled for the fourth quarter of 2004, to the first quarter of 2005, which will help allow it to better focus on the holiday season in its existing stores. The Company will announce its fourth quarter 2004 store growth plans in its third quarter earnings release on October 20, 2004.
     The Company is also in the process of finalizing its 2005 growth objectives including to what extent to reduce its 2005 target square footage growth, which will help allow it to increase its focus on improving store results in Texas and enhancing management and systems infrastructure to support the Company's long term growth plans.
     We look forward to discussing our sales and operations results in more detail on our third quarter 2004 earnings conference call scheduled for October 20, 2004 at 8:00 a.m. Pacific Time, following release of our third quarter 2004 earnings at 5:00 a.m. Pacific Time."
     To participate in the Company's earnings call, please phone the operator 9 minutes before the call is scheduled to begin. The call-in number will be
1.206.315.1857 (USA and Canada) then hold for an operator to assist you with the call. A digital playback of the conference call will be available for seven days after the conference call. The call-in number for the replay will be 1.206.902.3250 and the PIN code is 45779 followed by #. A copy of the company's release announcing its earnings and any other financial and statistical information about the period to be presented in the conference call will be available at the section of the Company's website titled "Investor Relations" at www.99only.com.
     99 Cents Only Stores(R), the nation's oldest existing one-price retailer, operates 217 retail stores, in California, Texas, Arizona and Nevada and a wholesale division called Bargain Wholesale. The Company plans to open its 218th store in Tucson, Arizona on Thursday October 21, 2004. 99 Cents Only Stores(R) emphasizes name-brand consumables, priced at an excellent value, in attractively merchandised stores.

     This press release contains forward-looking statements, as referenced in the Private Securities Litigation Reform Act of 1995 (the "Act"). Forward-looking statements are inherently unreliable and actual results may differ. Factors which could cause actual results to differ materially from these forward-looking statements include, changes in the competitive market place, general economic conditions, factors affecting the retail industry in general, the timing of new store openings, the ability of the company to acquire inventory at favorable costs and other factors discussed in the company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Note to Editors: 99 Cents Only Stores(R) news releases and information available on the World Wide Web at htpp://www.99only.com
CONTACT: 99 Cents Only Stores(R), City of Commerce, California, Andy Farina, CFO, 323/881-9933
                                      --99--